Exhibit 99.2

Consent to be Named as a Director

In connection with the filing by SportsMap Tech Acquisition Corp. (“SportsMap”) of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a nominee to the board of directors of SportsMap following the consummation of the transactions described in the Registration Statement, following which, SportsMap will be renamed to Infrared Cameras Holdings, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 13, 2023
	By:	/s/ Steven Winch
Steven Winch